As filed with the Securities and Exchange Commission on April 9, 2015

Registration No. 333-173552

No. 333-123187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

International Game Technology

(Exact name of registrant as specified in its charter)

Nevada	88-0173041
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

6355 South Buffalo Drive

Las Vegas, Nevada 89113

 (702) 669-7777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

International Game Technology
Employee Stock Purchase Plan

(Full title of the plan)

Philip G. Satre

President

International Game Technology

6355 South Buffalo Drive

Las Vegas, Nevada 89113

(702) 669-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, filed with the Securities and Exchange Commission on March 8, 2005 and April 15, 2011 (File Nos. 333-123187 and 333-173552) (the “Registration Statement”) of International Game Technology, a Nevada corporation (the “Company”), pertaining to the registration of 1,000,000 shares of common stock of the Company, par value $0.00015625 per share (the “Common Stock”), issuable under the International Game Technology Employee Stock Purchase Plan.

On April 7, 2015, Georgia Worldwide Corporation (“Merger Sub”), a Nevada corporation and wholly owned subsidiary of International Game Technology PLC (“Parent”), completed its previously announced merger with and into the Company (the “Company Merger”) as part of the overall combination of GTECH S.p.A., an Italian joint stock company (“GTECH”) with the Company, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014, as amended, by and among GTECH, GTECH Corporation, a Delaware corporation (solely with respect to Section 5.02(a) and Article VIII), Merger Sub, Parent and the Company.  The Company was the surviving corporation in the Company Merger and is a wholly owned subsidiary of Parent.

As a result of the Company Merger, the Company has terminated all offerings of Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 9th day of April, 2015.

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ Philip G. Satre
Philip G. Satre
President